ATLANTIC ENERGY, INC.
                                  BY-LAWS


                        (As amended July 13, 1995)



                                 ARTICLE I

                          MEETING OF SHAREHOLDERS

          SECTION 1. Annual Meetings. The annual meeting of the shareholders to elect a Board of Directors and to transact such other business as may properly come before the meeting in accordance with these By-laws shall be held at such place, within or without the State of New Jersey, as may be fixed by the Board of Directors and stated in the notice of meeting, on the fourth Wednesday of April in each year, at three o'clock in the afternoon or at such other hour or on such other day stated in the notice of meeting as the directors shall determine.

          At any such annual meeting of shareholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors, or
(b) by any shareholder entitled to vote at such meeting who complies with the procedures set forth in this Section 1. Any shareholder entitled to vote at such meeting may propose business to be included in the agenda of such meeting only if written notice of such shareholder's intent is given to the Secretary of the Corporation, either by personal delivery or by United States mail, postage prepaid, not later than 90 days in advance of the anniversary of the immediately preceding annual meeting or if the date of the annual meeting of shareholders occurs more than 30 days before or 60 days after the anniversary of such immediately preceding annual meeting, not later than the close of business on the seventh day following the date on which notice of such meeting is given to shareholders. A shareholder's notice to the Secretary shall set forth in writing as to each matter such shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the shareholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business. Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1. The officer of the Corporation or other person presiding at the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this
Section 1, and, if such officer or other person should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.


          SECTION 2. Special Meetings. Special meetings of the shareholders of the Corporation shall be held at such place, within or without the State of New Jersey, as may be fixed by the Board of Directors and stated in the notice of meeting, and shall be called by the Chairman of the Board, the President or Secretary upon direction of the Board of Directors. At any special meeting of the shareholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors and such business shall be confined to the object or objects stated in the notice thereof.


          SECTION 3. Notice. The Secretary or officer performing his duties shall give notice of every shareholders' meeting to each shareholder of record on the books of the Corporation entitled to vote at such meeting, by mailing written notice to such shareholders' address appearing on the stock books of the Corporation at least ten and not more than sixty days before the date of such meeting.

          SECTION 4. Officer to Preside. Meetings of the shareholders shall be presided over by the Chairman of the Board, or in his absence, by the President, or if neither of these officers is present, by a Chairman to be elected at the meeting. The Secretary of the Corporation shall act as Secretary of such meetings, when present; otherwise a secretary shall be chosen at the meeting.

          SECTION 5. Inspectors. As soon as may be practicable after their election in each year, the Board of Directors may appoint two inspectors of shareholders' votes and elections, to serve until the final adjournment of the next annual shareholders' meeting. If they fail to make such appointment, or if their appointees or either of them fails to appear at any meeting of shareholders, the Chairman or other person presiding at the meeting may appoint inspectors or an inspector to serve with the one appearing for that meeting.

          SECTION 6.    Nominations of Directors.    Nominations
for the election of Directors may be made by the Board of Directors or a Committee appointed by the Board of Directors or, in the manner hereinafter provided, by any shareholder entitled to vote for the election of Directors. Any shareholder entitled to vote for the election of Directors at a meeting or to express a consent in writing without a meeting may nominate a person or persons for election as a Director only if written notice of such shareholder's intent to make such nomination is given to the Secretary of the Corporation, either by personal delivery or by United States mail, postage prepaid, not later than (a) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of the anniversary of the immediately preceding annual meeting or if the date of the annual meeting of shareholders occurs more than 30 days before or 60 days after the anniversary of such immediately preceding annual meeting, not later than the close of business on the seventh day following the date on which notice of such meeting is given to shareholders, and (b) in the case of any shareholder who wishes to nominate a person or persons for election as a Director pursuant to consents in writing by shareholders without a meeting (to the extent election by such consents is permitted under applicable law and the Corporation's Certificate of Incorporation), 60 days in advance of the date on which materials soliciting such consents are first mailed to shareholders or, if no such materials are required to be mailed under applicable law, 60 days in advance of the date on which the first such consent in writing is executed. Each such notice shall set forth (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated for election as a Director; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting or to express such consent in writing and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to execute such a consent in writing to elect such person or persons as a Director; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations for election as a Director are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated, or was intended to be nominated, for election as a Director by the Board of Directors; and (e) the consent of each nominee to serve as a Director of the Corporation if so elected. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

                                ARTICLE II

                                 DIRECTORS

          SECTION 1.  Number of Directors.  The Board of
Directors shall consist of such number of directors, not less than three nor more than twelve, as shall be fixed from time to time by the Board of Directors.

          SECTION 2. Vacancies. Vacancies on the Board of Directors, including vacancies caused by reason of an increase in the number of directors, may be filled until the next shareholders' election only by a vote of a majority of all the directors in office. However, if only two directors remain and are able to meet at a meeting duly called for the purpose, then by the action of those two at such a meeting, or if only one director remains, by the act of that director, additional duly qualified directors shall be elected so that there are at least three directors holding office until the next annual meeting of shareholders and until their successors shall be duly elected and shall qualify.

          SECTION 3. Quorum. A majority of directors holding office at the time of any meeting shall constitute a quorum.

          SECTION 4. Chairman and Committees. The Board of Directors shall elect a Chairman of the Board from among their own number and the Board may also elect an Vice Chairman of the Board from among their own number. Meetings of the Board shall be presided over by the Chairman of the Board, or if he be absent, by the Vice Chairman, it there be one, or if the Chairman and Vice Chairman, if there be one, are absent, by the President, or if none of these persons are present, by a Chairman to be elected at the meeting. The person serving as Chairman of the meeting shall determine the agenda and decide all rules of order and practice at all meetings over which he presides. The Chairman, and the Vice Chairman, if there be one, may be replaced at any time by a vote of a majority of all the directors in office. The Board of Directors, by a majority vote, may appoint from time to time from among their own number an executive committee and such other committees having such powers as shall be designated in the respective resolutions applicable thereto.

          SECTION 5. Meetings. Meetings of the Board of Directors shall be held upon the order of the Board, the Chairman of the Board, the Vice Chairman of the Board, if there be one, the President, or two directors. The Secretary or officer performing his duties shall give reasonable notice of all meetings to each director, but no notice need be given of the meeting, immediately after the annual meeting of shareholders, at the same place, or of any other regular meetings held at times fixed by resolution of the Board. Meetings of the Board of Directors may be held within or without the State of New Jersey.


                                ARTICLE III

                                 OFFICERS

          The Board of Directors shall elect, an officers of the Corporation, a President, who shall at the time of such election be a director of the Corporation, a Secretary, and a Treasurer, and may elect one or more Vice Presidents and such other officers as may be deemed useful. The chief executive officer of the Corporation shall be the officer designated from time to time by the Board as the chief executive officer. Any two or more offices may be filled by the same person. All officers shall be chosen by the Board of Directors and any officer may be removed from office at any time by a vote of majority of all the directors in office. The several officers of the Corporation shall exercise the usual powers and duties pertaining to their respective offices, subject to such limitations as may be adopted by resolutions of the Board, and shall exercise such other powers and duties as the Board of Directors may from time to time determine.


                                ARTICLE IV

                         RECORD DATE FOR PAYMENTS

     The Board of Directors of the Corporation shall have power by resolution to close the stock transfer books of the Corporation for a period not exceeding fifty days preceding the date of any meeting of shareholders or the date for payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, provided, however, in lieu of closing the stock transfer books as aforesaid, the Board of Directors of the Corporation may by resolution fix in advance a date not exceeding fifty days preceding the date of any meeting of shareholders or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting or entitled to receive payment of any such dividend, or any such allotment of rights, or to exercise rights in respect of such change, conversion or exchange of capital stock, and in such case only shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, or allotment of rights, or exercise of such rights, as the case may be, and notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

                                 ARTICLE V

                            STOCK CERTIFICATES

     The Board of Directors of the Corporation may authorize the issuance of duplicate stock certificates to replace stock certificates lost, stolen or destroyed, upon such terms and conditions as it may by resolution prescribe.


                                ARTICLE VI

                       INDEMNIFICATION AND INSURANCE

          SECTION 1. Right to Indemnification. The Company shall to the fullest extent permitted by applicable law as then in effect indemnify any person (the "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that he or she is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer or employee of another company, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding. Such indemnification shall be a contract right and shall include the right to receive payment of any expenses incurred by the Indemnitee in connection with such Proceeding in advance of its final disposition, consistent with the provisions of applicable law as then in effect. Such indemnification may be extended by the Board of Directors to any other person who is a "corporate agent" as defined in R.S. 14:A:3-5(1)(a) of the New Jersey Business Corporation Act.

          SECTION 2. Insurance, Contracts and Funding. The company may purchase and maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines and amounts paid in settlement as specified in SECTION 1 of this Article VI or incurred by any Indemnitee in connection with any Proceeding referred to in SECTION I of this Article VI, to the fullest extent permitted by applicable law as then in effect. The Company may enter into contracts with any director, officer, employee or agent of the Company in furtherance of the provisions of this Article VI and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article VI.

          SECTION 3. Indemnification; Not Exclusive Right. The right of indemnification provided in this Article VI shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Article VI shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity, or to whom indemnification is extended, under this Article VI and shall be applicable to Proceedings commenced or continuing after the adoption of this Article VI, whether arising from acts or omissions occurring before or after such adoption.

          SECTION 4. Advancement of Expenses; Procedures; Presumptions and Effect of Certain Proceedings; Remedies. In furtherance, but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Article VI:

          (1) Advancement of Expenses. All reasonable expenses incurred by or on behalf of the Indemnitees in connection with any Proceeding shall be advanced to the Indemnitee by the Company within 20 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced unless it is ultimately determined that the Indemnitee is entitled to be indemnified against such expenses pursuant to this Article VI.

          (2)  Procedure for Determination of Entitlement to
     Indemnification.

          (a) To obtain indemnification under this Article VI, an Indemnitee shall submit to the Secretary of the Company a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification shall be made not later than 60 days after receipt by the Company of the written request for indemnification together with the Supporting Documentation. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that, the Indemnitee has requested indemnification.

          (b) The Indemnitee's entitlement to indemnification under this Article VI shall be determined in one of the following ways: (i) by a majority vote of the Disinterested Directors (as hereinafter defined), if they constitute a quorum of the Board of Directors; (ii) by a written opinion of Independent Counsel (as hereinafter defined) if (x) a Change of Control (as hereinafter defined) shall have occurred and the Indemnitee so requests, or
(y) a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (iii) by the stockholders of the Company (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board of Directors, presents the issue of entitlement to indemnification to the stockholders for their determination); or
(iv) as provided in SECTION 4(3).

          (c) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to
SECTION 4(2)(b), a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object; provided, however, that if a Change of Control shall have occurred, the Indemnitee shall select such Independent Counsel but only an Independent Counsel to which the Board of Directors does not reasonably object.

          (d) The only basis upon which a finding of no entitlement to indemnification may be made is that indemnification is prohibited by law.

          (3) Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Article VI, if a Change of Control shall have occurred, the Indemnitee shall be presumed to be entitled to indemnification under this Article VI upon submission of a request for indemnification together with the Supporting Documentation in accordance with SECTION 4 (2)
(a), and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under SECTION 4(2) to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee shall be deemed to be entitled to indemnification and the Indemnitee shall be entitled to such indemnification unless (a) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation, or (b) such indemnification is prohibited by law. The termination of any Proceeding described in SECTION 1, or of any claim, issue or matter therein, by judgement, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceedings, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.

     (4)   Remedies of Indemnitee.

               (a) In the event that a determination is made pursuant to SECTION 4(2) that the Indemnitee is not entitled to indemnification under this Article VI, (i) the Indemnitee shall be entitled to seek an adjudication of his entitlement to such lndemnification either, at the Indemnitee's sole option, in (x) an appropriate court of the State of New Jersey or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (ii) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (iii) in any such judicial proceeding or arbitration the Company shall have the burden of proving that the Indemnitee is not entitled to indemnification under this Article VI.

          (b) If a determination shall have been made or deemed to have been made, pursuant to SECTION 4(2) or 4(3), that the Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (i) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (ii) such indemnification is prohibited by law. In the event that advancement of expenses is not timely made pursuant to SECTION 4(1), or payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to SECTION 4(2) or 4(3), the Indemnitee shall be entitled to seek judicial enforcement of the Company's obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court in the State of New Jersey or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (1) or (ii) of this clause (b) (a "Disqualifying Event"), provided however, that in any such action the Company shall have the burden of proving the occurrence of such Disqualifying Event.

          (c) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this
SECTION 4(4) that the procedures and presumptions of this
Article VI are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Article VI.

          (d)  In the event that the Indemnitee, pursuant to this
SECTION 4(4), seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Article VI, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any expenses actually and reasonably incurred by him if the Indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.

          (5)   Definitions. For purposes of this SECTION 4:

               (a)   "Change in Control" means

                    (i)  so long as the Public Utility Holding
               Company Act of 1935 is in effect, any "company" becoming a "holding company" in respect to the Company of any determination by the Securities and Exchange Commission that any "person" should be subject to the obligations, duties, and liabilities if imposed by said Act by virtue of his or its influence over the management or policies of the Company, or

                    (ii) whether said Act is in effect a change
               in control of the Company of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Act"), whether the Company is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any "person" (as such term is used in Section 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's then outstanding securities without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such acquisition; (B) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contact, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or
               (C) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

                    (b)  "Disinterested Director" means a
               director of the Company who is not or was party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

                    (c)  "Independent Counsel" means a law firm
               or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification under this Article VI. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of New Jersey, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights under this Article VI.

          SECTION 5.  Severability.  If any provision or
provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

               (1) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this
     Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

               (2)  to the fullest extent possible, the
     provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

          SECTION 6.  Successor Laws, Regulations and Agencies.
Reference herein to laws, regulations or agencies shall be deemed to include all amendments thereof, substitutions therefor and successors. (Amended July 9, 1987)


                                ARTICLE VII

                                 AMENDMENT

     These By-Laws may be amended or added to at any meeting of the Board of Directors by an affirmative vote of a majority of all the directors, if notice of the proposed change has been sent to all the directors ten days before the meeting, or if all the directors are present, or if those not present assent in writing to such a change.